SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

PLATO Learning, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
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____________________________________________________________________________________
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Dear Fellow Stockholders:

     Our directors and officers join me in extending a cordial invitation to attend the Annual Meeting of Stockholders of PLATO Learning, Inc., (the “Company”), a Delaware corporation, at 2:30 p.m. (CT) on Thursday, March 27, 2008, at our corporate headquarters, 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be transacted at the meeting. We also plan to review the status of our business at the meeting.

     This year, we are pleased to be using the new U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this Proxy Statement and our 2007 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2007 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail. We believe that this new process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

     At last year’s Annual Meeting over 95% of the outstanding shares were represented. It is important that your shares be represented whether or not you are personally able to attend the meeting. Regardless of the number of shares you own, your vote is important. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail by following the instructions on the proxy card or voting instruction card. Voting via Internet, telephone or proxy card in advance will not limit your right to vote in person or to attend the Annual Meeting.

     The continuing interest of the stockholders in our business is gratefully acknowledged and we look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Michael A. Morache
Michael A. Morache
President and Chief Executive Officer
February 15, 2008

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 27, 2008

To Our Stockholders:

     The Annual Meeting of Stockholders of PLATO Learning, Inc. (the “Company”) will be held at 2:30 p.m. (CT) on Thursday, March 27, 2008, at our corporate headquarters, 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, for the purpose of considering and voting on the following matters:

1.	To elect three directors to the Board of Directors.

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2008.

3.	To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on January 31, 2008 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

     Your attention is directed to the accompanying Proxy Statement. Whether or not you plan to attend the Annual Meeting in person, you are urged to vote by Internet, telephone or if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or the voting instruction card. If you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

     To vote by Internet, please access the website, www.proxyvote.com. Have your proxy card in hand when you access the web site and follow the instructions. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (ET) on March 26, 2008.

     To vote by touch tone telephone, please call 1-800-690-6903. Please have your proxy card in hand when you call and then follow the instructions. You may vote by telephone at any time until 11:59 p.m. (ET) on March 26, 2008.

     To vote by mail, please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PLATO Learning, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or telephone please do not mail a Proxy Card.

BY THE ORDER OF THE BOARD OF DIRECTORS,
/s/ Steven R. Schuster
Steven R. Schuster
Corporate Secretary
February 15, 2008

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

PROXY STATEMENT
Annual Meeting and Proxy Solicitation Information

     This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on Thursday, March 27, 2008 at 2:30 p.m. (CT) at our corporate headquarters, 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, and at any adjournment thereof, for the purpose set forth in the Notice of Annual Meeting of Stockholders.

     If you plan to attend the meeting in person and you hold your shares directly in your name, you may be asked to present a form of personal identification in order to be admitted to the meeting. You have the right to vote your shares in advance of the meeting or in person at the meeting. If your shares are held in street name by a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement. You have the right to direct your bank, broker or other holder of record on how to vote your shares in advance of the meeting.

Electronic Notice and Mailing

     Pursuant to new rules promulgated by the U.S. Securities and Exchange Commission, the Company has elected to make its proxy materials available to you on the Internet or delivered paper copies of these materials to you by mail. Accordingly, the Company will mail a Notice of Internet Availability of Proxy materials (“Notice of Internet Availability”) to its beneficial owners on or about February 15, 2008. On the date of the mailing of the Notice of Internet Availability and for a period of one year, all beneficial owners will have the ability to access all of the proxy materials at the www.investorEconnect.com website.

     The proxy materials include:

  Our proxy statement for the Annual Meeting;
  Our 2007 Annual Report, which includes our Annual Report for the fiscal year ended October 31, 2007

     If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

     The Notice of Internet Availability will:

  Identify the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter;
  Contain instructions on how to view our proxy materials for the Annual Meeting on the Internet;
  Contain instructions on how to vote by Internet or in person; and
  Include a toll-free number, an email address and a website where beneficial owners can request a paper or email copy of our proxy materials.

Who Can Vote

     Only the holders of our common stock whose names appear of record on our books at the close of business on January 31, 2008 are entitled to vote at the Annual Meeting. At the close of business on January 31, 2008, a total of 23,841,424 shares of common stock were outstanding. Each holder of common stock is entitled to one vote for each share held. Stockholders do not have the right to vote cumulatively as to any matter. A majority of the outstanding shares of our common stock must be represented in person or by proxy at the meeting to establish a quorum.

Voting

     Votes cast by Internet, telephone, proxy or in person at the Annual Meeting will be tabulated by the inspectors of election we have appointed for the Annual Meeting, and the number of stockholders present in person and by proxy will determine whether or not a quorum is present. The affirmative vote of a majority of shares present or represented and entitled to vote on each Proposal is required for approval. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum. Broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval.

     A stockholder may, with respect to the election of directors in Proposal 1, (i) vote “FOR” the election of all named director nominees, (ii) “WITHHOLD” authority to vote for all named director nominees, or (iii) vote “FOR” the election of all named director nominees except any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy card.

     A stockholder may, with respect to Proposal 2, (i) vote “FOR” such proposal, (ii) vote “AGAINST” such proposal, or (iii) “ABSTAIN” from voting on such proposal. Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented and entitled to vote on a proposal. Therefore, since approval of Proposal 2 requires the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote, abstentions have the same effect as a vote “against” this proposal.

     Shares of common stock represented by proxies in the form solicited will be voted in the manner directed by the stockholder. If no direction is made in a signed proxy, the proxy will be voted “FOR” the election of all named director nominees in Proposal 1 and “FOR” Proposal 2. A stockholder may revoke his or her proxy voting instructions at any time before it is voted by delivering to the Secretary of the Company a written notice of termination of the proxy’s authority, by filing with an officer of the Company another proxy bearing a later date before the Annual Meeting, or by appearing and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Other

     We will pay any expenses in connection with the solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, telecommunications, or personal calls.

     Our 2007 Annual Report to Stockholders and our Annual Report on Form 10-K, including financial statements, are made available free of charge on our website (www.plato.com), as well as the Securities and Exchange Commission’s website (www.sec.gov). Additional copies of our Annual Report on Form 10-K will be provided without charge upon written request directed to Investor Relations, PLATO Learning, Inc., 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437.

     Securities and Exchange Commission rules now allow us to deliver a single copy of an Annual Report on Form 10-K and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. We believe this rule benefits both you and the Company, by eliminating duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs. Each stockholder will continue to receive a separate proxy card or voting instruction card. If a bank, broker or other holder of record holds your shares; you may continue to receive some duplicate mailings.

     Promptly upon written or oral request to Investor Relations, we will deliver a separate copy of an Annual Report on Form 10-K or proxy statement to a stockholder at a shared address to which a single copy of an Annual Report on Form 10-K and proxy statement was delivered. In addition, if two or more stockholders sharing an address wish to request delivery of a single copy of an Annual Report on Form 10-K and proxy statement, they should contact Investor Relations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table presents information provided to the Company, as of January 31, 2008, as to the beneficial ownership of our common stock by each person known to be the beneficial owner of more than 5% of our common stock.

	Amount and
	Nature of
	Beneficial	Ownership
Name and address of Beneficial Owner	Ownership (1)	Percentage(1)
Quaker Capital Management Corp. (2)	2,921,350	12.3%
401 Wood Street, Suite 1300
Pittsburgh, PA 15222
Reed Conner & Birdwell LLC (3)	2,915,134	12.2%
11111 Santa Monica Blvd., Suite 1700
Los Angeles, CA 90025
Royce & Associates, LLC (4)	2,368,879	9.9%
1414 Avenue of the Americas
New York, NY 10019
Rutabaga Capital Management (5)	2,017,345	8.5%
64 Broad Street, 3rd Floor
Boston, MA 02109
S Squared Technology LLC (6)	1,761,800	7.4%
515 Madison Avenue
New York, NY 10022
Heartland Advisors, Inc. (7)	1,505,600	6.3%
789 North Water Street
Milwaukee, WI 53202
Dimension Fund Advisors Inc. (8)	1,466,427	6.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Security Investors, LLC (9)	1,345,900	5.6%
1 Security Benefit Place
Topeka, KS 66636
Alexander Capital Advisors, LLC (10)	1,340,840	5.6%
111 Elm Street
New Canaan, CT 06840
Wells Fargo & Company (11)	1,208,113	5.1%
420 Montgomery Street
San Francisco, CA 94163

(1)

Based on 23,841,424 shares of our common stock outstanding on January 31, 2008. In accordance with SEC rules, percent of class is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(2)

Based on information in Schedule 13F, dated November 14, 2007 and filed with the Securities and Exchange Commission, indicating that Quaker Capital Management Corporation is the beneficial owner of 2,921,350 shares, possesses sole voting power with respect to 2,000,200 shares, and possesses shared voting power with respect to 921,150 shares.

(3)

Based on information in Schedule 13F, dated November 8, 2007 and filed with the Securities and Exchange Commission, indicating that Reed Conner & Birdwell, LLC. is the beneficial owner of, and possesses sole investment and voting power with respect to, 2,915,134 shares.

(4)

Based on information in Schedule 13G, dated January 31, 2008 and filed with the Securities and Exchange Commission, indicating that Royce & Associates, LLC is the beneficial owner of, and possesses sole investment, voting and dispositive power with respect to, 2,368,879 shares.

(5)

Based on information in Schedule 13F, dated November 8, 2007 and filed with the Securities and Exchange Commission, indicating that Rutabaga Capital Management is the beneficial owner of, and possesses sole investment and voting power with respect to, 2,017,345 shares.

(6)

Based on information in Schedule 13G, dated January 17, 2008 and filed with the Securities and Exchange Commission, indicating that S Squared Technology, LLC is the beneficial owner of, and possesses sole voting and dispositive power with respect to, 1,761,800 shares.

(7)

Based on information in Schedule 13F, dated November 14, 2007 and filed with the Securities and Exchange Commission, indicating that Heartland Advisors, Inc. is the beneficial owner of, and possesses sole investment and voting power with respect to, 1,505,600 shares.

(8)

Based on information in Schedule 13F, dated October 25, 2007 and filed with the Securities and Exchange Commission, indicating that Dimensional Fund Advisors, Inc. and related entities are the beneficial owners of 1,466,427 shares, possess sole voting power with respect to 1,435,270 shares and possess shared voting power with respect to 31,157 shares.

(9)

Based on information in Schedule 13F, dated November 9, 2007 and filed with the Securities and Exchange Commission, indicating that Security Investors, LLC is the beneficial owner and possesses sole investment and voting power with respect to 1,345,900 shares.

(10)

Based on information in Schedule 13G, dated January 28, 2008 and filed with the Securities and Exchange Commission, indicating that Alexander Capital Advisors, LLC is the beneficial owner and possesses sole voting and dispositive power with respect to 1,340,840 shares.

(11)

Based on information in Schedule 13F, dated November 13, 2007 and filed with the Securities and Exchange Commission, indicating that Wells Fargo & Company and related entities possess (a) sole investment power with respect to 1,208,113 shares, (b) sole voting power with respect to 1,102,438 shares and (c) no voting power with respect to 105,675 shares.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

     The following table presents information as of January 31, 2008 as to the beneficial ownership of our common stock by each director, each named executive officer included in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group.

	Amount and
	Nature of
	Beneficial	Ownership
Name of Beneficial Owner	Ownership (1)	Percentage(1)
Named Executive Officers:
Michael A. Morache (2)	293,474	1.2%
Robert J. Rueckl (3)	48,500	*
James T. Lynn (4)	117,776	*
David H. LePage (5)	164,503	*
Vincent Riera (6)	18,000	*

Directors:
Joseph E. Duffy (7)	80,750	*
Ruth L. Greenstein (8)	86,600	*
Debra A. Janssen (9)	37,000	*
Susan E. Knight (10)	38,000	*
M. Lee Pelton (11)	37,000	*
Robert S. Peterkin (12)	26,000	*
John T. (Ted) Sanders (13)	70,500	*
Warren Simmons (14)	26,000	*
David W. Smith (15)	223,969	*

All Current Directors and Executive
Officers as a Group (14 individuals)	1,268,072	5.3%

(1)	“Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2008 are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. Restricted stock is included in the beneficial ownership amounts even though it may not be transferred. The amounts and percentages are based upon 23,841,424 shares of our common stock outstanding as of January 31, 2008. An asterisk in the Ownership Percentage column indicates beneficial ownership of less than 1%.
(2)	Includes 280,000 shares subject to exercisable options.
(3)	Includes 47,500 shares subject to exercisable options.
(4)	Includes 115,000 shares subject to exercisable options.
(5)	Includes 153,503 shares subject to exercisable options.
(6)	Mr. Riera received 18,000 shares of restricted stock upon his hiring in April 2007. His restricted stock vests ratably over a four-year period beginning one year from the date of grant.
(7)	Includes 76,750 shares subject to exercisable options.
(8)	Includes 82,600 shares subject to exercisable options.
(9)	Includes 35,000 shares subject to exercisable options.
(10)	Includes 35,000 shares subject to exercisable options.
(11)	Includes 35,000 shares subject to exercisable options.

(12)	Includes 25,000 shares subject to exercisable options.
(13)	Includes 59,500 shares subject to exercisable options.
(14)	Includes 25,000 shares subject to exercisable options.
(15)	Mr. Smith resigned his position as an employee of the Company of May 31, 2007. He remains as a non-employee member of the Board of Directors and Chairman of the Board. Includes 66,903 shares subject to shared dispositive power and 150,000 shares subject to exercisable options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than 10% beneficial owners are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from our executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during 2007, except that Vincent Riera, Senior Vice President, Sales and Services, inadvertently failed to timely file his Form 3.

PROPOSAL 1
ELECTION OF DIRECTORS

     Our Board of Directors (the “Board”) currently consists of ten persons (each a “Director”) and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled only by the vote of a majority of the Directors then in office provided that a quorum is present. Any other vacancies may be filled by a majority of the Directors then in office, even if less than a quorum is present. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his or her predecessor.

The Directors up for election are elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of the shares represented and entitled to vote in the election. Thus, assuming a quorum is present, the person or persons receiving the greater number of votes “FOR” will be elected to serve as a member of the Board. Accordingly, abstentions and non-votes with respect to the election of directors will not affect the outcome of the election of directors. If the nominee should be unable or unwilling to serve as a Director, an event that is not anticipated, the proxies will be voted for a substitute nominee designated by the Board.

     The terms of the Class III Directors expire with this Annual Meeting of Stockholders. Each of the nominees for Class III Director, if elected, will serve three years until the 2011 Annual Meeting of Stockholders or until a successor has been elected and qualified. The current Class I Directors will continue in office until the 2009 Annual Meeting. The current Class II Directors will continue in office until the 2010 Annual Meeting.

Changes to our Board of Directors

     In January 2007, Thomas G. Hudson notified the Board of Directors that he would resign, effective March 21, 2007, due to time constraints after becoming the chairman of a new start up company in the communications networking software and service sector. Accordingly, effective March 21, 2007, the Board decreased in size from eleven to ten Directors.

     The following sets forth information as to the nominees for election and each of the Directors continuing in office.

NOMINEES FOR DIRECTOR

Class III – Serving Until 2011 Annual Meeting

Joseph E. Duffy
Age:	51
Director Since:	2002
Principal Occupation:	Vice President, SAP Public Services, Inc.

Recent Business Experience:

Mr. Duffy joined SAP Public Services, Inc., a provider of collaborative business solutions for all types of industries and major markets, in June 2004. From June 1987 to March 2004, Mr. Duffy was employed by Oracle Corporation, an e-business and database solutions company. At Oracle Corporation, he served as Senior Vice President, Health Industries from June 2002 to March 2004, as Senior Vice President, Healthcare and Higher Education Sales from June 2000 to June 2002, as Group Vice President for Oracle Service Industries and Group Vice President of Government Sales from January 1997 to June 2000. Previously, Mr. Duffy served as Vice President of DoD Sales, from June 1991 to January 1997, and Director of National Accounts for the U.S. Navy from June 1987 to June 1991.

Michael A. Morache
Age:	57
Director Since:	2005
Principal Occupation:	President and Chief Executive Officer, PLATO Learning, Inc.

Recent Business Experience:

Mr. Morache was appointed President and Chief Executive Officer of PLATO Learning, Inc. in February 2005. Mr. Morache has more than 30 years experience developing, leading, and growing information technology businesses. Prior to joining PLATO Learning, Inc., he served as President of Pearson Education Technologies (now Pearson Digital Learning) from 2000 to 2002. Mr. Morache served from 1996 to 2000 as President of NCS Services, which was acquired by Pearson plc in 2000. From September 1995 to May 1996 he was a Vice President of Unisys Corporation. Previously, he was a Senior Vice President with ALLTEL Information Services, Inc. for more than five years. He also has held significant sales, sales management, marketing, and product management positions at IBM and Fujitsu.

Robert S. Peterkin
Age:	62
Director Since:	2006
Principal Occupation:	Director of the Urban Superintendents Program and Francis Keppel Senior Lecturer on Educational Policy and Administration at the Harvard Graduate School of Education

Recent Business Experience:

Since 1991, Dr. Peterkin has led the Urban Superintendents Program at Harvard with the mission to help superintendents in urban schools elevate their political, managerial, and educational leadership skills and to drive qualitative change for teachers and learners. In 2003, Dr. Peterkin helped form and launch the Public Education Leadership Project, a collaborative initiative by the faculty of Harvard’s Business and Education Schools, to improve the administrative management and educational outcomes of urban school systems. Dr. Peterkin has written and lectured on equitable school choice, school governance, school desegregation, women and people of color in leadership, the achievement gap, and the impact of school reform on the achievement of African-American children. Dr. Peterkin has focused entirely on education during his 35-year career and is one of our nation’s leading advocates for urban education reform. Dr. Peterkin has been a teacher, administrator, and superintendent of Cambridge (Mass.) and Milwaukee (Wis.) Public Schools.

Other Directorships:	Cambridge Bancorp, Cambridge Trust Bank

     The Board of Directors recommends that stockholders vote “FOR” the nominees in Proposal 1. Unless otherwise indicated, proxies solicited by the Board will be voted for the Class III nominees for the Board of Directors named above.

DIRECTORS CONTINUING IN OFFICE

Class I – Serving Until 2009 Annual Meeting

Debra A. Janssen
Age:	51
Director Since:	2005
Principal Occupation:	Chief Executive Officer, Balia Wellness Center

Recent Business Experience:

Ms. Janssen was appointed Chief Executive Officer of Balia Wellness Center, a health care services company, in October, 2006. Ms. Janssen served as president of First Data Corporation’s Debit Services Group, from August 2004 to September 2006. Previously, Ms. Janssen was Chief Executive Officer of Surepayroll, Inc., from April 2000 to December 2003. She also served as Chief Executive Officer of Hallmark Cards, Inc./EBIZMIX.com, from August 2000 to September 2001 and Chief Executive Officer of eFunds Corporation inside Deluxe Corporation from January 1999 to June 2000. Prior to that she has held a number of senior management positions at both Deluxe Corporation and Metavante Corporation (formerly M&I Data Services, Inc.)

Other Directorships:	Online Resources Corporation (ORCC)

M. Lee Pelton
Age:	57
Director Since:	2005
Principal Occupation:	President, Willamette University

Recent Business Experience:

Dr. Pelton has served as President of Willamette University since July 1999. Prior to that, Dr. Pelton served as Dean at Dartmouth College from 1991 to 1998 and at Colgate University from 1988 to 1991. He currently serves as a member of several national education boards and committees, including the American Council on Education and the Harvard University Board of Overseers.

Other Directorships:	Portland General Electric (PGE)

John T. (Ted) Sanders
Age:	66
Director Since:	2003
Principal Occupation:	Executive Chairman, The Cardean Learning Group

Recent Business Experience:

Dr. Sanders has served as Executive Chairman of the Cardean Learning Group since February 2005 and from September 2006 through August 2007, he was also Chief Executive Officer. Previously, he served as President of the Education Commission of the States (“ECS”), an organization of states working on education policy, from February 2000 to January 2005. Prior to joining ECS, Dr. Sanders was President of Southern Illinois University from July 1995 to February 2000. His experience as an educator includes time as a classroom teacher, chief state school officer of Ohio, Illinois and Nevada, and acting U.S. Secretary of Education from 1990-1991.

Class II – Serving Until 2010 Annual Meeting

Ruth L. Greenstein
Age:	61
Director Since:	2002
Principal Occupation:	Vice President, Finance and Administration, Institute for Defense Analyses

Recent Business Experience:

Since June 1990, Ms. Greenstein has served as Vice President, Finance and Administration at the Institute for Defense Analyses, a research and development corporation. From February 1984 to May 1990, she was employed at Genex Corporation, a biotechnology company, and served as Vice President, Treasurer and Chief Financial Officer from 1985 to 1987 and from 1989 to 1990 and as General Counsel and Secretary from 1987 to 1990.

Susan E. Knight
Age:	53
Director Since:	2005
Principal Occupation:	Vice President and Chief Financial Officer, MTS Systems Corporation

Recent Business Experience:

Ms. Knight has served as Vice President and Chief Financial Officer of MTS Systems Corporation since October 2001.  Prior to that, Ms. Knight spent 24 years with Honeywell International in a variety of positions from general accounting manager to chief financial officer of the global Home and Building Controls division.

Other Directorships:	SurModics, Inc.

Warren Simmons
Age:	56
Director Since:	2006
Principal Occupation:	Executive Director, Annenberg Institute for School Reform, Brown University

Recent Business Experience:

Dr. Simmons has served as executive director of the Annenberg Institute for School Reform at Brown University, since October 1998. Mr. Simmons has been involved in education for over 25 years, focusing primarily on education reform and urban education issues. Prior to joining the Institute, he served as executive director of the Philadelphia Education Fund supporting school reform in Philadelphia with technical assistance and educator professional development, from August 1995 to September 1998. Previously he was a grant maker at the National Institute of Education and the Annie E. Casey Foundation, from April 1992 to July 1995. He also served as Director of Equity Initiatives for the New Standards Project, from October 1991 to June 1995. Mr. Simmons also serves on boards and advisory groups of numerous educational reform organizations including the Public Education Network, the Merck Institute, the National Center on Education and the Economy, the College Crusade of Rhode Island, and the Campaign for Educational Equity.

David W. Smith
Age:	63
Director Since:	2004
Principal Occupation:	Chairman of the Board, PLATO Learning, Inc.

Recent Business Experience:

Mr. Smith served as Executive Chairman of the Board of PLATO Learning, Inc. from March 2005 to June 2007, at which time he ceased to be an employee of the Company. Previously, he was interim President and Chief Executive Officer of PLATO Learning, Inc. from November 2004 to February 2005, prior to which he served as a Business Consultant. From September 2000 to December 2002, Mr. Smith was Chief Executive Officer of NCS Pearson, a provider of products, services, and technologies to customers in education, government, and business. He also served as President of the NCS Assessment and Testing Services from April 1988 to September 2000. Prior to NCS, Mr. Smith was a publisher of professional, technical, and scholarly books and materials as a senior executive with McGraw Hill Corporation’s Training Systems and College Divisions from 1984 to 1988.

Other Directorships:	Scientific Learning Corporation (SCIL) Capella Education Company (CPLA)

     For the remainder of this Proxy Statement, unless otherwise stated, the years 2007, 2006 and 2005 refer to our fiscal years ended October 31, 2007, 2006 and 2005, respectively.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held eleven meetings in 2007. Each of our current Directors attended or participated in at least 82% of the Board meetings held during the period they served as Director in 2007, except Dr. Peterkin, who attended 55%. Regular attendance at meetings by the Directors is expected pending unforeseeable intervening circumstances. In addition, in 2007, the Board passed four resolutions by unanimous written consent, and held one strategy session. We expect each Director to attend the Annual Meeting and each of our Directors attended the 2007 Annual Meeting of Stockholders, except Dr. Pelton.

     In 2007, the outside Directors of the Board met five times in executive session where only outside Directors were present. During two of those sessions, all outside Directors were present and during one of those sessions, all but one outside Director were present and during two of those sessions, all but two outside Directors were present.

     The Board of Directors has an Audit Committee, Compensation Committee, Nominating & Governance Committee, and Marketing Committee. In addition, ad hoc special committees are formed as necessary. Each of our current Directors attended or participated in at least 86% of the committee meetings of which they were members, except Dr. Peterkin, who attended 50% of the committee meetings he was a member. The Audit Committee, Compensation Committee, Nominating & Governance Committee, and Marketing Committee have each adopted a written charter, copies of which are available on our website at www.plato.com.

     Below is a listing of the Board of Directors and their Committee memberships:

Nominating &
Director Name	Audit	Compensation	Governance	Marketing
Joseph E. Duffy		X*	X
Ruth L. Greenstein	X*		X
Thomas G. Hudson (1)
Debra A. Janssen	X	X(2)
Susan E. Knight	X
Michael A. Morache
M. Lee Pelton		X		X
Robert S. Peterkin			X	X*
John T. (Ted) Sanders (3)			X*	X
Warren Simmons		X		X
David W. Smith
2007 Meetings	8	9	4	-
* Chair

(1)	Mr. Hudson resigned from the Board of Directors, effective March 21, 2007.

(2)	Ms. Janssen was appointed to the Compensation Committee, effective November 5, 2007.

(3)	Dr. Sanders is the lead director of the Board of Directors.

Audit Committee

     The Audit Committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm and in consultation with management appoints and discharges the Company’s independent registered public accounting firm. The Audit Committee met eight times in 2007.

     The current members of the Audit Committee are Ms. Greenstein (Chair), Ms. Janssen, and Ms. Knight. All members of the Audit Committee are independent as defined by NASD Marketplace Rule 4200 and Exchange Act Rule 10A-3(b)(1) and are able to read and understand fundamental financial statements. The Board has determined that Ms. Greenstein and Ms. Knight are the Audit Committee’s Financial Experts.

Compensation Committee

     The Compensation Committee administers and makes awards under our stock incentive plan and also studies and recommends the implementation of all compensation programs for our Directors and named executive officers. The roles of management and compensation consultants in the compensation process are discussed in “Compensation Discussion and Analysis.” The Compensation Committee met nine times in 2007. In addition, the Compensation Committee passed three resolutions by unanimous written consent in 2007.

     The current members of the Compensation Committee are Mr. Duffy (Chair), Ms. Janssen, Dr. Pelton and Dr. Simmons. In November 2007, Ms. Janssen became a member of the Compensation Committee. All members of the Compensation Committee were independent during the period they served as a committee member in 2007.

Nominating & Governance Committee

     The Nominating & Governance Committee establishes corporate governance principles, evaluates qualifications and candidates for positions on the Board, and nominates new and replacement members for the Board. In reviewing candidates for the Board, the Nominating & Governance Committee seeks individuals whose background, knowledge and experience will assist the Board in furthering the interests of the Company and its stockholders. Some of the factors considered in this evaluation include experience in the areas of strategy, education, technology, sales and marketing and finance, as well as geographic and cultural diversity. The Nominating & Governance Committee reviews the qualification of, and approves and recommends to the Board, those individuals to be nominated for positions on the Board and submitted to stockholders for election at each Annual Meeting. In addition, the Nominating & Governance Committee will consider nominees for the Board by stockholders that are proposed in accordance with the advance notice procedures in our by-laws, subject to certain exceptions. In addition, the Nominating & Governance Committee facilitates an annual evaluation by the Board members of the Board. The Nominating & Governance Committee met four times in 2007.

     The current members of the Nominating & Governance Committee are Dr. Sanders (Chair), Mr. Duffy, Ms. Greenstein and Dr. Peterkin. All members of the Nominating & Governance Committee were independent during the period they served as a committee member in 2007.

Marketing Committee

     The Marketing Committee was chartered in March 2007 to advise management and the Board with respect to the alignment of the Company’s strategies to the needs and opportunities in education; contribute ideas as appropriate to the development of important strategic accounts; and assist in the appropriate and effective communication and marketing messages for key education constituencies. The Marketing Committee did not meet in 2007.

     The current members of the Marketing Committee are Dr. Peterkin (Chair), Dr. Pelton, Dr. Sanders and Dr. Simmons.

DIRECTOR INDEPENDENCE

     All of the non-employee members of the Board of Directors, except Mr. Smith (i.e., Mr. Duffy, Ms. Greenstein, Ms. Janssen, Ms. Knight, Dr. Pelton, Dr. Peterkin, Dr. Sanders and Dr. Simmons) have been affirmatively determined by the Board to be independent, as defined in the NASD Marketplace Rule 4200 and the Company’s Corporate Governance Guidelines. In addition, Mr. Hudson was determined to be independent during his service on the Board in 2007. None of these independent directors have any relationship with the Company other than being a director and a stockholder. None of these independent directors have any relationship, transaction or arrangement that interferes with such director’s independence. The members of the Audit Committee, Nominating & Governance Committee and Compensation Committee are all independent directors, as defined in the NASD Marketplace Rule 4200 and the Company’s Corporate Governance Guidelines. Dr. J. Ted Sanders is the Lead Director and presides at all executive sessions of the Board.

DIRECTOR COMPENSATION

     The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the form and amount of compensation for non-employee directors. Directors who are employees of the Company receive no compensation for service on the Board. The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Board of Directors believes that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and stockholders.

     Each non-employee director receives an annual Board cash retainer of $20,000. Each non-employee director also receives a cash fee of $1,500 for each Board meeting attended in person ($750 for each Board meeting attended by telephone). The Audit Committee chair and the Nominating & Governance Committee chair each receives a cash fee of $2,000 for attendance in person of each meeting of the committee that they chair ($1,000 for each meeting of the committee that they chair attended by telephone). The Compensation Committee chair receives a cash fee of $1,250 for each Compensation Committee meeting attended in person ($625 for each Compensation Committee meeting attended by telephone). The Marketing Committee chair receives a cash fee of $750 for each Marketing Committee meeting attended in person ($375 for each Marketing Committee meeting attended by telephone). All non-chair members of the Audit, Compensation, Nominating & Governance and any ad-hoc Committee receives a cash fee of $750 for each committee meeting attended in person ($375 for each meeting attended by telephone). All non-chair members of the Marketing Committee receive a cash fee of $500 for each Marketing Committee meeting attended in person ($250 for each Marketing Committee meeting attended by telephone). Total cash payments to non-employee directors in 2007 were $369,750.

     Each non-employee director receives an annual grant of 1,000 shares of restricted stock for service in the director year going forward. The restricted stock vests immediately and restrictions lapse the earlier of (i) the non-employee director’s death, (ii) the non-employee director’s disability (as determined by the Company), (iii) five years from the date of grant, (iv) the non-employee director’s retirement from the Board of Directors, (v) the non-employee director’s resignation from the Board of Directors, and (vi) the occurrence of a change-in-control (as such terms are defined in the Plan). During 2007, 9,000 restricted shares of our common stock were awarded to non-employee directors.

     Each non-employee director also receives an annual grant of options to purchase 10,000 shares of common stock for service in the director year going forward at the fair market value on the date of grant, which is the date of the Annual Meeting of Stockholders. A non-employee Chairman of the Board also receives an additional annual grant of options to purchase 5,000 shares. Each non-employee director who serves as chair of the Audit Committee, Compensation Committee or Nominating & Governance Committee also receives an additional annual grant of options to purchase 1,500 shares. The Chairman of the Board has the option to recommend additional grants based on Company performance and the achievement of goals. Options are immediately exercisable; for grants made in March 2003 and after, have a term of eight years, and prior option grants have a term of ten years. Upon termination of such non-employee director’s service as a director of the Company after the non-employee director has served more than five years on the Board, the unexercised portion of an option held by such non-employee director shall be exercisable through the original term of the option. Upon termination of such director’s service as a director of the Company before the non-employee director has served more than five years on the Board, for grants made in March 2006 and after, the unexercised portion of an option held by such director shall be exercisable for a period of one year after termination. For grants made prior to March 2006, the unexercised portion of an option held by such director shall be exercisable for a period of 90 days after termination. Also, upon a change in control and upon the non-employee director's termination other than for cause after such change in control, any and all outstanding options will remain exercisable throughout their entire term. Options to acquire 99,500 shares of our common stock were granted to our non-employee directors during 2007.

     Each new director receives a one-time grant of options to purchase 15,000 shares of common stock at the fair market value on the date of grant, which is the date of election to the Board of Directors. Options are immediately exercisable and have the same terms as described above. Each new director also receives a onetime prorated cash payment ($20,000/12 x number of months remaining until the next Annual Meeting of Stockholders) on the date of election to the Board of Directors.

     All travel and business expenses relating to meeting attendance by non-employee directors or to conduct business on behalf of the Company are reimbursed.

     The table below summarizes the compensation paid by the Company to the non-employee Directors for the year ended October 31, 2007.

	Fees Earned
	or Paid	Stock	Option
Director Name	in Cash (1)	Awards (2, 3)	Awards (2, 4)	Total
Joseph E. Duffy	$41,250	$4,070	$20,876	$66,196
Ruth L. Greenstein	46,625	4,070	20,876	71,571
Thomas G. Hudson (5)	3,000	-	-	3,000
Debra A. Janssen	36,875	4,070	18,153	59,098
Susan E. Knight	37,375	4,070	18,153	59,598
M. Lee Pelton	34,250	4,070	18,153	56,473
Robert S. Peterkin	27,125	4,070	18,153	49,348
John T. (Ted) Sanders	38,250	4,070	20,876	63,196
Warren Simmons	32,750	4,070	18,153	54,973
David W. Smith (6)	$72,250	$4,570	$31,115	$107,935

(1)	Fees earned and paid in cash are as follows: All non-employee Directors who continued as a director at the time of the Annual Meeting of Stockholders on March 21, 2007, received a $20,000 annual retainer. The remaining fees earned were for Board and Committee meeting attendance. See footnote (6) below for details of Mr. Smith’s fees earned.

(2)	The number of outstanding stock awards and option awards held by each Director at October 31, 2007 are set forth in the chart below:

	Outstanding	Outstanding
	Stock	Option
	Awards	Awards
Director Name	at 10/31/07	at 10/31/07
Joseph E. Duffy	4,000	76,750
Ruth L. Greenstein	4,000	82,600
Thomas G. Hudson (a)	-	74,750
Debra A. Janssen	2,000	35,000
Susan E. Knight	2,000	35,000
M. Lee Pelton	2,000	35,000
Robert S. Peterkin	1,000	25,000
John T. (Ted) Sanders	4,000	59,500
Warren Simmons	1,000	25,000
David W. Smith	2,000	150,000

(a) Effective March 21, 2007, Mr. Hudson resigned from the Board. Under the terms of his award agreements, his options remain exercisable for the term of each agreement. Amount and date of expiration are as follows: 18,250—3/4/11, 11,500—3/4/12, 17,000—3/14/12, 5,000—12/2/12, 13,000 – 3/3/13, and 10,000 – 3/2/14.

(3)	The amounts set forth in the Stock Awards column represent the compensation expense recognized by the Company in 2007 with respect to the annual stock award issued to each non-employee Director in March 2007. All non-employee Directors received a grant of 1,000 restricted shares as a continuing director at the time of the Annual Meeting of Stockholders on March 21, 2007 except for Mr. Smith, who was an employee at that time and did not receive the grant on March 21, 2007. See footnote (6) below for explanation of Mr. Smith’s equity awards. The full value of the restricted shares is determined by multiplying the number of restricted shares granted by the grant date fair market value of a share of common stock ($4.07 on March 21, 2007).

(4)	The amounts set forth in the Option Awards column represent the compensation expense recognized by the Company in 2007 with respect to the annual option grants issued to each Director in March 2007. Mr. Duffy, Ms. Greenstein and Dr. Sanders each received 11,500 stock options as chairs of the Compensation, Audit and Nominating & Governance Committees, respectively. Ms. Janssen, Ms. Knight, Dr. Pelton, Dr. Peterkin and Dr. Simmons each received 10,000 stock options. See footnote (6) below for explanation of Mr. Smith’s equity awards. The full grant date fair value of the 2007 option grants is determined by multiplying the number of options granted by the Company’s Black- Scholes value per share. See Note 13 to the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed January 14, 2008 for discussion of equity valuation assumptions.
(5)	Effective March 21, 2007, Mr. Hudson resigned from the Board of Directors.
(6)	Effective June 1, 2007, Mr. Smith was no longer an employee of the Company and became a non-employee director, and received cash ($25,000), options (15,000) and restricted stock (1,000) awards on June 20, 2007 for his service as the non-employee Chairman of the Board for service in the director year going forward. These option and restricted stock awards are also reported in the “Grants of Plan-Based Awards in 2007” table and the respective financial expense for each is also reported in the “Summary Compensation Table,” each in the Executive Compensation section that follows. Mr. Smith entered into a consulting agreement with the Company for which he was paid $42,000 in 2007. See “Certain Relationships and Related Transactions” for additional information. The remaining fees earned were for Board and Committee meeting attendance. The full value of the restricted shares is determined by multiplying the number of restricted shares granted by the grant date fair market value of a share of Common Stock ($4.57 on June 20, 2007). The full grant date fair value of the 2007 option grant is determined by multiplying the number of options granted by the Company’s Black- Scholes value per share. See Note 13 to the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed January 14, 2008 for discussion of equity valuation assumptions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the Compensation Committee members during their term in 2007 were employees or executive officers of the Company. None of our directors or executive officers is a director or executive officer of any other company that has a director or executive officer that is also a director of the Company.

PROPOSAL 2
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors (“Audit Committee”) has appointed the accounting firm of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2008. A proposal to ratify this appointment will be presented at the Annual Meeting. A representative from Grant Thornton LLP will be present at the Annual Meeting to make a statement, if desired, and respond to appropriate questions from stockholders.

     On January 19, 2007, the Audit Committee terminated the engagement of PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent registered public accounting firm. PWC’s reports on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for the two most recent fiscal years. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during PWC's engagement.

     Effective January 19, 2007, the Audit Committee of the Board of Directors of the Company appointed Grant Thornton LLP as the Company’s independent registered public accounting firm. During the Company’s two most recent fiscal years, it did not consult with Grant Thornton LLP with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Fees Paid to Principal Accountants

     The following table sets forth the aggregate fees billed to us by Grant Thornton LLP and Pricewaterhouse Coopers LLP for services related to 2007 and 2006, respectively.

	2007	2006
Audit Fees (1)	$363,000	$633,000
Audit -Related Fees (2)	21,000	51,000
All Other Fees (3)	-	-
Total	$384,000	$684,000

(1)	Audit Fees consist of fees paid to Grant Thornton LLP and PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of our annual financial statements for 2007, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for 2007, and for services rendered in connection with statutory and regulatory filings.
(2)	Audit-Related Fees consist of fees paid to Grant Thornton LLP and PricewaterhouseCoopers LLP for professional services rendered in connection with employee benefit plans and accounting for stock compensation and revenue recognition.
(3)	We did not incur any fees from Grant Thornton LLP or PricewaterhouseCoopers LLP for professional services for tax planning, advice and compliance in 2007 or 2006.

     The fees of Grant Thornton LLP are pre-approved by the Audit Committee in accordance with its policies and procedures. For 2007, 100% of the fees incurred were pre-approved.

     If a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the appointment of Grant Thornton LLP. Abstentions will have the same effect as votes against the appointment, and non-votes will reduce the number of shares present and entitled to vote on the proposal.

The Board of Directors recommends that stockholders vote “FOR” Proposal 2. Unless otherwise indicated, proxies solicited by the Board will be voted to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter adopted by the Board of Directors (the “Board”), the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. All of the members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards).

     In discharging its responsibilities for oversight of the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing any relationships between the firm and the Company that might bear on their independence consistent with the Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees,” discussed with the firm any relationships that might impact their objectivity and independence and satisfied itself as to their independence. The Audit Committee discussed and reviewed with the independent registered public accounting firm the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent registered public accounting firm’s audit of the financial statements for the year ended October 31, 2007. The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended October 31, 2007 with management and the independent registered public accounting firm.

     Management has the responsibility for preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements. Based upon the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended October 31, 2007, for filing with the Securities Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Ms. Ruth L. Greenstein (Chair)
Ms. Debra A. Janssen
Ms. Susan E. Knight

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program
     The Company’s Compensation Committee (the “Compensation Committee”) of the Board of Directors is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for the named executive officers. Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2007, as well as the Senior Vice President Operations, Senior Vice President of Sales and Services, and the Vice President and Chief Technology Officer, are referred to as the “named executive officers”.

Philosophy
     Our executive compensation program is designed to attract, retain, motivate and reward key employees to achieve both short and long term performance objectives that bring value to our stockholders and customers.

     We are in the process of a transition that began in 2005 when we took a number of significant actions to change the strategic direction of the Company. These actions included:

  Significant leadership changes across the organization;
  The development of a new strategic product roadmap consisting of products that will be offered only on a subscription basis and that we believe will make our product offerings the strongest in the industry;
  The restructuring of our sales and development organizations to align them with our new business direction; and
  The development of the internal systems, processes and disciplines necessary to support our long-term growth plans.

     Given our current business transition strategy, our executive compensation program has been designed to:

  Drive near-term financial performance leading towards our long-term strategy;
  Focus our executives on the most significant goals to drive short and long-term objectives;
  Grow orders and revenue in a profitable manner;
  Drive executive performance to align compensation goals with our Company transition strategy;
  Enable us to attract and retain superior executives in key positions;
  Provide a competitive level of compensation; and
  Provide appropriate levels of risk and reward.

     Our executive compensation program possesses base salary and variable components, as well as short and long-term incentive opportunities. The short-term incentive opportunity includes cash bonuses for meeting or exceeding annual performance targets. In 2007, the Company only offered short-term cash awards to drive near-term financial performance aligned with current transitional objectives, except with respect to the SVP of Sales and Services, who was granted long-term equity incentives upon his hire in April 2007.

     Both performance and compensation are periodically evaluated to ensure that the Company maintains its ability to attract and retain superior employees in key positions. This evaluation ensures that compensation provided to key employees remains competitive relative to the compensation paid to comparable named executive officers of our peer companies.

     Generally, our total direct compensation for named executive officers approximates to the 50th percentile of the relevant market data and / or peer group (described in more detail below).

Compensation Process

Compensation Consultant / Benchmarking
     The Compensation Committee consulted with Frederic W. Cook & Co., Inc. in late 2004 to benchmark our named executive officer pay against our peer group. Salary, bonus and equity ownership were analyzed utilizing proxy statements and market survey data. A final report and recommendations were made to the Compensation Committee. This analysis was updated by an independent consultant in 2005. In 2006, as part of the Company’s planning for changes in accounting rules for stock-based compensation, the Compensation Committee, in conjunction with senior management, retained Deloitte Consulting LLP to provide objective analysis, advice and information to the Committee, including competitive market data and recommendations related to long-term equity compensation mix. In light of the Company’s position at that time relative to its transition strategy, these recommendations were not implemented, but may be considered in the future. In 2007, Deloitte Consulting LLP recommended no total cash compensation market study be conducted during the transition period. Accordingly, compensation to our named executive officers in fiscal year 2007 was largely based on the results and recommendations of the compensation study and benchmarking in 2004 and 2005.

     With the assistance of Frederic W. Cook & Co, we chose the following peer group to use in analyzing the compensation of each named executive officer and emerging trends in compensation practices. The Compensation Peer Group, which is subject to periodic review and update by the Compensation Committee, consists of companies against which the Compensation Committee believes the Company competes for talent and for stockholder investment. At the time of the study the companies comprising the Compensation Peer Group were:

  SkillSoft
  ScanSoft
  New Horizons Worldwide
  Renaissance Learning
  The Princeton Review
  Midway Games
  Intervideo
  Sonic Solutions
  eCollege.com
  Scientific Learning

Role of Management
     The Compensation Committee considers input from senior management in making determinations regarding overall executive compensation programs and the individual compensation of the named executive officers. As part of the Company’s annual planning process, the Chief Executive Officer reviews the performance of each member of the executive team (other than himself), and performs an assessment of the achievement of pre-established financial and non-financial performance objectives. The CEO then presents recommendations regarding salary adjustments and annual bonus awards to the Compensation Committee.

Role of the Compensation Committee
     The Company’s executive compensation program is administered by the Compensation Committee. As reflected in the Committee charter located on the Company website (www.plato.com), the Compensation Committee is organized pursuant to Section 3.13 of Article III of the By-laws of the Company and shall have a solid understanding of the role of compensation in attracting, motivating and retaining senior executives in particular, and all employees in general. The Compensation Committee assists the Board in fulfilling its fiduciary responsibilities relating to the fair and competitive compensation of the non-employee directors, executives and other key employees of the Company, and in connection with the administration of the general employee welfare plans of the Company.

     The Compensation Committee has the ability to exercise its discretion in modifying any recommended salary adjustments or annual bonus awards to named executive officers, after taking into account input from senior management. The lead non-employee director conducts an annual analysis of the CEO’s performance in which all non-employee directors evaluate the CEO’s performance. The non-employee directors discuss the results of the evaluation during an executive session, from which the CEO is absent, and the Compensation Committee determines the annual compensation of the CEO.

Elements of Compensation

     When evaluating compensation, the Compensation Committee does not consider any element in isolation, but rather takes into account all components of compensation to arrive at an appropriate total package. The Compensation Committee considers what is reasonable to our stockholders, fair to the officer when compared with the compensation offered by our competitors and peer group, and appropriate when compared to the compensation provided to our other officers. We have not established specific target percentages for allocating between cash and non-cash compensation, between guaranteed and risk-based compensation or between short-term and long-term incentive compensation. However, the percentage of total compensation that is represented by risk-based potential compensation generally increases with additional organizational responsibilities, as does the percentage of total compensation represented by equity rather than cash.

Pay Mix Distribution
     In 2007, targeted compensation was weighted more towards short-term performance to support the transition to a subscription based business model. The targeted total direct compensation mix (as a percentage of total compensation) was as follows:

2007 Target Compensation
Base Salary	70%
Bonus	30%

Base Salary
     Base salary is designed to (i) provide fixed compensation sufficient to attract and retain the officer, (ii) reward core competence in the officer's role, and (iii) reflect the officer's skills, knowledge, experience and level of responsibility. Base salary is influenced by market factors.

     In reviewing and determining the base salaries for the officers, management provides to the Compensation Committee recommendations based on:

  Market data provided by the outside compensation consultant or by the internal human resources staff, as the Compensation Committee determines to be appropriate;
  The officer's experience, breadth of knowledge, historical performance, and level of contribution and responsibility, specifically focusing on the Chief Executive Officer's evaluation of those matters; and
  How the officer's compensation compares to that of the other officers

     The Compensation Committee reviews individual executive base salaries annually. Base salaries may be increased based on individual performance, Company performance and placement relative to the salary ranges. The performance assessment for each named executive officer includes an evaluation of performance against objectives established at the beginning of the year and demonstration of leadership competencies. In evaluating officer performance for purposes of merit pay adjustments, the Compensation Committee also considers overall Company performance, and the performance of the functional area(s) under an officer’s scope of responsibility.

     During 2007, the overall Company merit increase guideline was approximately 3.8% based on market data. Our named executive officers averaged an increase of 3%. The Chief Executive Officer and former executive Chairman of the Board did not receive base salary increases in 2007.

Short-term Incentive Compensation
     A short-term incentive opportunity is provided through our cash-based Executive Annual Incentive Plan (“EIP”) offered to all non-sales related officers. The EIP is designed to focus management on achieving the Company’s most critical current financial goals, reinforce the Company’s pay and performance philosophy and hold the officers accountable for their financial plan. The officers will be provided an opportunity to earn a percentage of their target incentive (expressed as a percent of salary) based on the achievement of those financial goals. In 2007, these targets ranged between 35% and 75% of base salary (see table below) and were confirmed as competitive and consistent with market conditions by the Frederick W. Cook and Co. study mentioned above. The level of participation for each officer in the EIP is based upon the degree to which his or her position impacts overall financial performance of the Company, and on market competitive factors.

Incentive
Name and Principal Position	Target
Michael A. Morache - President and Chief Executive Officer	75%
Robert J. Rueckl - Vice President and Chief Financial Officer	40%
Laurence L. Betterley - Former Senior Vice President and Chief Financial Officer	50%
David W. Smith - Former Executive Chairman of the Board	N/A
James T. Lynn - Chief Technology Officer	50%
David H. LePage - Senior Vice President of Operations	35%
Vincent Riera - Senior Vice President Sales and Service	N/A

     To remain eligible for a cash payment amount from the EIP, a participant must have been continuously employed by the Company from date of hire or November 1, 2006, whichever is later, through the end date of the EIP (October 31, 2007), except for the following circumstances: death or disability, paid or unpaid leave of absence, involuntary termination, participation for new hire or promotion, or a change in control. The Compensation Committee has discretion to adjust payments under the EIP in the event of unexpected business challenges.

     Each year, management recommends to the Compensation Committee the Company-wide financial goals for the EIP, based on its assessment of our most critical financial objectives for the upcoming year. In previous years, payments under the EIP were based on a combination of shared financial goals and individual objectives. For 2007, given the Company’s transition, the emphasis shifted to 100% shared Company financial goals. For 2007, the Compensation Committee approved Earnings, Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) as the financial objective reflecting our overall emphasis on increasing sales and returning to profitability.

     The following table summarizes the potential target bonus payouts for 2007 dependent on the Company’s achieved EBITDA goal:

Actual Payment %
EBITDA Achievement	of Target Incentive
$11.7 million	225%
$6.7 million	100%
$3.4 million	50%
< $3.4 million	0%

     In addition to the annual short-term cash incentive opportunity described above, and in lieu of a long-term incentive plan for 2007, an additional $70,000 cash incentive for each of the 2007 & 2008 fiscal years was made available to the participant if at least 100% of the 2007 EBITDA goal was achieved. The named executive officer was required to be employed at the end of each fiscal year 2007 and 2008 to receive the payment for that year.

     The EBITDA-based incentive payment could have been increased or decreased by up to 20% based on the Company’s achievement of 2007 order growth. A minimum threshold achievement of 50% of the order growth goal was necessary before the payout modifier would be applicable.

Actual Payment %
2007 Order Growth	of Target Incentive
$90 million	-20%
$105 million	0%
$120 million	20%

     EBITDA for 2007 was $0.7 million. Because the EBITDA goal was not achieved, no EIP payments were awarded during the year.

     Payments under the EIP are intended to, and do, fluctuate significantly depending on corporate performance. For example, in 2006, when sales performance fell short of the planned targets, the average actual EIP payment for the officers was 13.4% of base pay, and the average payment was $35,623.

     Mr. Riera, as a sales-related officer, was compensated outside the EIP plan. He was given two specific objectives totaling a potential payout of $108,000. Objective 1 was related to redesigning the K-12 sales organization to increase growth. Objective 2 was related to designing and implementing a professional services model.

Long-term Incentive Compensation
     Long-term incentive compensation is provided through the grant of equity awards that are designed to focus and reward management on maximizing long-term value for our stockholders and to provide additional retention power. Stock option awards must be granted at an exercise price not less than the fair market value of our common stock at the close of business on the grant date. The Compensation Committee believes that such equity awards align the interests of management and stockholders as the options only have value to the recipients if the Company’s stock price increases above the exercise price of the options and the recipient remains employed with the Company for the period required for the options to vest, subject to certain exceptions. The Compensation Committee is committed to using shares available under the Company’s equity compensation plan at appropriate rates that do not result in excessive dilution of stockholder equity.

     In recommendations made to the Compensation Committee for annual equity grants, management takes into account various components such as base compensation, position level, market survey data and the fair market value of the Company’s common stock (applying the Black-Scholes model) to determine the size of the award. The Compensation Committee has discretion to determine the actual award size based on individual performance factors.

     In determining individual awards, management’s recommendation to the Compensation Committee principally takes into account:

  The named executive officer's past and anticipated future levels of performance, level of contribution and responsibility, including the CEO's evaluation of the officer's performance;
  Previous equity awards granted to and held by the named executive officer, previous option exercises and sales of option stock, including the retention considerations of equity awards remaining unvested;
  How the officer's level of equity compensation compares to our other officers; and
  Market data provided by our outside compensation consultant.

     Prior to 2007, the long-term incentive opportunity for executives was provided through the use of annual grants of stock options to officers as described above. However, in 2007, due to the need for a short-term focus to accelerate the business transition strategy and to ensure retention, no annual long-term incentive grants were made in 2007, except with respect to the SVP of Sales and Services, who was granted long-term equity incentives consisting of 18,000 shares of restricted stock and 100,000 stock options upon his hire. In lieu of long-term incentive grants in 2007, an additional cash incentive, payable in 2007 and 2008, was added to the short-term incentive compensation opportunity as discussed above. Because the Company’s 2007 EBITDA goal was not achieved, no payment was earned under this incentive.

Retention Bonus
     In late 2007, the Compensation Committee became concerned with the retention of the named executive officers when it became apparent that no payments would be made under the EIP or equity plans. On September 22, 2007, the Compensation Committee recommended and approved retention payments to certain named executive officers eligible to participate in the Company’s EIP, including Mr. Morache, Mr. Rueckl, Mr. Lynn and Mr. LePage for $175,000, $75,870, $93,336 and $73,361, respectively. The amounts were based on approximately 50% of the target short and long-term incentive pool. The Compensation Committee believed these payments were beneficial during a crucial period of the Company’s transition.

     Fifty percent (50%) of each retention payment was paid to the named executive officer in December 2007 and the remainder of each retention payment will be paid in June 2008, in each case provided the named executive officer is employed by the Company and in good standing as of the payment dates.

Severance/Change in Control Benefits
     We provide our named executive officers with certain severance and change in control benefits, which are described in more detail in “Employment Agreements; Change in Control; Termination” beginning on page 32. The Compensation Committee decided on the severance and change in control benefits with the assistance of the Frederick W. Cook and Co. study discussed above. We believe that the severance and change in control benefits assure fair treatment of the named executive officers in relation to their careers with the Company by assuring them of some financial security. These benefits also protect our stockholders by encouraging the named executive officers to continue to devote their attention to their duties without distraction in a potentially disturbing circumstance and neutralizing any bias they might have in evaluating proposals for the acquisition of the Company.

Non-Qualified Deferred Compensation Plan and Pension Benefits
     We do not have programs related to Non-Qualified Deferred Compensation or Pension Benefits.

Other Income and Perquisites
     We believe that perquisites should not be a component of compensation. As a result, we do not offer our executives any perquisites.

     Executives receive the same level of Company-paid health, dental and vision insurance, flexible spending accounts for medical expense, reimbursements life insurance, accidental death and dismemberment insurance, an Employee Stock Purchase Plan (ESPP), and 401(k) plan as do all of our regular full-time employees.

     The Employee Stock Purchase Plan allows executives and employees to purchase our common stock at a 15% discount. The Company also provides a three (3) month look back period. Executives receive the same benefit as all other employees.

     The 401(k) retirement savings plan is a defined contribution plan under Section 401(a) of the Internal Revenue Code. Employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to prescribed IRS annual limits. We provide an employer matching contribution of 50% of the first 6% of the employee’s eligible contribution.

Impact of Executive Compensation Programs - Accounting and Tax
     We will consider Internal Revenue Code Section 162(m) as we establish compensation plans in the future. The Company intends, to the extent practicable, to preserve deductibility of compensation paid to its executive officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment. The Company’s stock option grants have been and are made under stockholder approved plans and are designed to comply with Section 162(m) so that the compensation expense associated with their exercise will generally be tax deductible. We will continue to consider the implication of the limits on deductibility of compensation in excess of $1 million as we design our compensation programs.

REPORT OF THE COMPENSATION COMMITTEE

     We have reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended October 31, 2007 filed with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE
Joseph E. Duffy, Chair
M. Lee Pelton
Warren Simmons

SUMMARY COMPENSATION TABLE

     The following table provides summary information related to compensation paid to, or accrued by the Company on behalf of, (i) the Company’s Chief Executive Officer (ii) the Company’s Chief Financial Officer, (iii) 2 former executive officers and (iv) the three other most highly compensated executive officers of the Company (collectively the “named executive officers”).

Name and Principal Position at				Stock	Option	All Other
10/31/2007	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation	Total
Michael A. Morache	2007	$400,000	$175,000	$-	$115,529	$11,553	$702,082
President and
Chief Executive Officer (3)
Robert J. Rueckl	2007	209,011	75,870	-	10,831	6,472	302,184
Vice President and
Chief Financial Officer (4)
Laurence L. Betterley	2007	53,152	-	-	43,358	278,141	374,651
Former Senior Vice President and
Chief Financial Officer (5)
David W. Smith	2007	158,257	-	4,570	88,879	108,721	360,427
Former Executive Chairman
of the Board (6)
James T. Lynn	2007	242,215	93,336	-	36,103	6,697	378,351
Vice President and
Chief Technology Officer (7)
David H. LePage	2007	229,749	73,361	-	28,882	6,541	338,533
Senior Vice President of Operations (8)
Vincent Riera	2007	161,538	108,000	9,050	22,580	30,088	331,256
Senior Vice President, Sales and Service (9)

(1)	As discussed in the Compensation Discussion and Analysis section, the Compensation Committee recommended and approved retention payments to those named executive officers eligible to participate in the Company’s Executive Incentive Plan, including Mr. Morache, Mr. Rueckl, Mr. Lynn and Mr. LePage for $175,000, $75,870, $93,336 and $73,361, respectively. Fifty percent (50%) of each retention payment will be paid to the named executive officer in December 2007 and the remainder of each retention payment will be paid in June 2008, in each case provided the named executive officer is employed by the Company and in good standing as of the payment dates. See footnote (9) below for a discussion of Mr. Riera’s bonus.
(2)	The table above shows Stock Award and Option Award values for 2007 based on Statement of Financial Accounting Standard 123(R)(“SFAS 124(R)”). SFAS 123(R) expense includes portions of all historical grants that are amortized in 2007. The estimated value of the stock options has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC and is consistent with the assumptions we used for SFAS 123(R) reporting during 2007. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grants and our stock price performance history as of the date of the grant. The key assumptions are as follows: Weighted average expected term of the options is 4.3 years. Stock price volatility is 49.0%. Forfeiture rate is 8.0%. Risk Free Interest Rate is the 5 year U.S. Treasury constant maturities rate per the Federal Reserve Statistical Release as of the date of grant. The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility. Prior to the adoption of SFAS123(R) in 2006, we accounted for our stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and complied with the disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” and SFAS No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of Financial Accounting Standards Board Statement No. 123.” At that time, the Company disclosed the estimated fair value of stock-based employee compensation amortized over the vesting period of the related arrangement.

(3)	Mr. Morache was appointed President and Chief Executive Officer effective February 28, 2005 at an annual salary of $400,000. Other compensation for 2007 consisted of the Company’s contribution to Mr. Morache’s 401(k) Plan account and the value of a company-sponsored trip to recognize the Company’s top sales performers.
(4)	Mr. Rueckl was appointed Vice President and Chief Financial Officer in January 2007. He was not an executive officer of the Company prior to that time. Other compensation for 2007 consisted of the Company’s contribution to Mr. Rueckl’s 401(k) Plan account.
(5)	Mr. Betterley resigned his position on January 16, 2007. Other compensation for 2007 consisted of the Company’s contribution to Mr. Betterley’s 401(k) Plan account, $239,210 in severance payments, $25,046 in vacation payouts and $12,104 for reimbursed COBRA.
(6)	Mr. Smith resigned his position as an employee of the Company on May 31, 2007. He remains as a non-employee member of the Board of Directors and Chairman of the Board and consequently his entire compensation from the Company for 2007 is reported in this Summary Compensation Table and his compensation as a non-employee Director is reflected in the table in the Director Compensation section. Mr. Smith served as interim President and Chief Executive Officer from November 17, 2004 to February 28, 2005 and in March 2005, he was appointed Executive Chairman of the Board. Mr. Smith received 1,000 shares of restricted stock and 15,000 stock options upon becoming a non-employee Director of the Company in 2007. Other compensation for 2007 consisted of $42,000 in consulting fees, $29,500 in Board fees, the Company’s contribution to Mr. Smith’s 401(k) Plan account, vacation payout, and reimbursed COBRA. See “Certain Relationships and Related Transactions” for further discussion of Mr. Smith’s consulting fees.
(7)	Mr. Lynn joined the Company in May 2005 as Vice President and Chief Technology Officer. Other compensation for 2007 consisted of the Company’s contribution to Mr. Lynn’s 401(k) Plan account.
(8)	Mr. LePage has served as Senior Vice President, Operations since December 2000. Other compensation for 2007 consisted of the Company’s contribution to Mr. LePage’s 401(k) Plan account.
(9)	Mr. Riera joined the Company in April 2007 as Senior Vice President, K-12 Sales. Bonus compensation was awarded to Mr. Riera for successfully completing certain organizational objectives by specified deadlines. Mr. Riera received 18,000 shares of restricted stock and 100,000 stock options upon his hiring. Other compensation for 2007 consisted of the Company’s contribution to Mr. Riera’s 401(k) Plan account and moving and relocation expenses.

GRANTS OF PLAN-BASED AWARDS IN 2007

     The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended October 31, 2007. Long-term awards were only granted in 2007 to Mr. Riera as a new employee and to Mr. Smith as annual director compensation when he transitioned from an employee to a non-employee Director.

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
		Estimated Future Payouts of Non-Equity			Number of	Number of	Exercise or	Fair Value
		Incentive Plan Awards(1)			Shares of	Securities	Base Price	of Stock and
					Stock or	Underlying	of Option	Option
Name	Grant Date	Threshold	Target	Maximum	Units	Options	Awards	Awards
Michael A. Morache	12/7/2006	$150,000	$300,000	$675,000	-	-	-	-
Robert J. Rueckl	12/7/2006	41,802	83,604	188,109	-	-	-	-
Laurence L. Betterley (2)	12/7/2006	59,803	119,605	269,111	-	-	-	-
David W. Smith (3)		-	-	-	1,000	15,000	$4.57	$68,550
James T. Lynn	12/7/2006	60,554	121,108	272,492	-	-	-	-
David H. LePage	12/7/2006	$40,206	$80,412	$180,927	-	-	-	-
Vincent Riera (4)	4/16/2007	-	-	-	18,000	100,000	$4.55	$536,900

(1)	These amounts represented a range of potential payments under the Executive Incentive Plan (“EIP”) for 2007. No actual payments were made for 2007 under the EIP. For a description of the EIP, see the “Short-Term Incentive Compensation” discussion above.
(2)	Mr. Betterley resigned his position on January 16, 2007. His potential payout would have been apportioned for the time served during the year had the Company made EIP payments.
(3)	Mr. Smith did not participate in any employee incentive plans during the year. Mr. Smith received 1,000 shares of restricted stock and 15,000 stock options upon becoming a non-employee Director of the Company in June 2007. The full value of the restricted shares and stock options is determined by multiplying the number of shares granted by the grant date fair market value of a share of common stock ($4.57). The 1,000 shares of restricted stock were immediately vested, but may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of until the earlier of (i) death, (ii) disability (as determined by the Company), (iii) five years from the date of grant, (iv) retirement from the Board of Directors, (v) resignation from the Board of Directors, or (vi) the occurrence of a change-in-control (as such terms are defined in the Plan). Upon termination as a Director of the Company after Mr. Smith has served more than five years on the Board, the unexercised portion of the 15,000 options shall be exercisable through the original term of the option. Upon termination as a Director of the Company before Mr. Smith has served more than five years on the Board of Directors, the unexercised portion of the option shall be exercisable for a period of one year after termination. Upon a change in control and upon Mr. Smith’s termination for any reason other than cause after a change in control, any and all outstanding options will remain exercisable throughout their entire term. See Note 13 to the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed January 14, 2008 for discussion of equity valuation assumptions.
(4)	Mr. Riera did not participate in the EIP for 2007. Mr. Riera’s restricted stock and stock options were granted at 100% of the fair market value of our common stock on the date of grant. The full value of the restricted shares is determined by multiplying the number of restricted shares granted by the grant date fair market value of a share of common stock ($4.55). The restricted stock vests ratably over a four-year period beginning one year from the date of grant. The estimated option value has been determined by application of the Black-Scholes pricing model, based upon the terms of the option grants and our stock price performance history as of the date of the grant. Options vest ratably over a four-year period beginning one year from the date of grant and expire eight years following the date of grant. See Note 13 to Consolidated Financial Statements in the Annual Report on Form 10-K filed January 14, 2008 for discussion of equity valuation assumptions.

OUTSTANDING EQUITY AWARDS AT 2007 YEAR-END

     The following table summarizes the equity awards we have made to the named executive officers that were outstanding as of October 31, 2007.

Option Awards	Stock Awards
Number of	Number of
Securities	Securities	Number of	Market Value
Underlying	Underlying	Shares or Units	of Shares or
Unexercised	Unexercised	Option	Option	of Stock that	Units of Stock
Options (#)	Options (#)	Exercise	Expiration	have not vested	that have not
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date	(#)	vested ($)
Michael A. Morache	2007	-	$-	$-	-	$-
2006	40,000	(2)	120,000	(2)	7.60	12/7/13	-	-
2005	200,000	(3)	-	7.77	2/28/13	-	-
Total	240,000	120,000	-	-
Robert J. Rueckl	2007	-	-	-	-
2006	3,750	(2)	11,250	(2)	7.60	12/7/13	-	-
2005	40,000	(4)	-	7.38	6/27/13	-	-
Total	43,750	11,250	-	-
Laurence L. Betterley (1)	Total	-	-	-	-
David W. Smith	2007	15,000	(5)	-	4.57	6/20/15	-	-
2006	-	-	-	-
2005	80,000	(6)	-	7.08	12/2/12	-	-
2005	40,000	(7)	-	7.50	2/17/13	-	-
2004	15,000	(8)	-	9.22	4/30/12	-	-
Total	150,000	-	-	-
James T. Lynn	2007	-	-	-	-
2006	12,500	(2)	37,500	(2)	7.60	12/7/13	-	-
2005	90,000	(9)	-	7.42	5/5/13	-	-
Total	102,500	37,500	-	-
David H. LePage	2007	-	-	-	-
2006	10,000	(2)	30,000	(2)	7.60	12/7/13	-	-
2005	-	-	-	-
2004	15,000	(10)	-	10.26	12/10/11	-	-
2003	15,000	(11)	-	7.95	9/16/11	-	-
2002	15,000	(12)	-	6.66	9/10/10	-	-
2002	2,500	(13)	-	17.00	3/14/10	-	-
2001	10,000	(14)	-	16.43	9/18/11	-	-
2001	10,667	(15)	-	14.11	12/5/10	-	-
2000	10,667	(16)	-	13.31	9/13/10	-	-
2000	9,334	(17)	-	3.75	12/23/09	-	-
1999	9,334	(18)	-	5.06	9/17/09	-	-
1999	9,334	(19)	-	6.75	12/10/08	-	-
1998	26,667	(20)	-	5.48	9/22/08	-	-
Total	145,503	30,000	-	-
Vincent Riera	2007	-	100,000	(21)	4.55	4/16/15	18,000	(22)	78,120	(23)
Total	-	100,000	18,000	78,120

(1)	Mr. Betterley’s unvested option holdings were terminated upon his resignation on January 16, 2007, and any vested option holdings were terminated 90 days after his resignation on April 16, 2007.
(2)	The vesting dates for the 12/7/05 option grants are 12/7/06, 12/7/07, 12/7/08 and 12/7/09. For Mr. Morache and Mr. Lynn’s options, upon a change in control any and all outstanding options will become immediately exercisable and will remain exercisable throughout their entire term.
(3)	The vesting date for the 2/28/05 option grant was 10/26/05. Resale restrictions apply until normal vesting dates of 2/28/06, 2/28/07 and 2/28/08. Notwithstanding the foregoing, in the event employment or service with the Company is terminated for any reason, or upon the occurrence of a change in control. 100% of the shares subject to the option shall become free from the resale restrictions.

(4)	The vesting date for the 6/27/05 option grant was 10/26/05. Resale restrictions apply until normal vesting dates of 6/27/06, 6/27/07 and 6/27/08. Notwithstanding the foregoing, in the event employment or service with the Company is terminated for any reason, or upon the occurrence of a change in control, 100% of the shares subject to the options shall become free from the resale restrictions.
(5)	The vesting date for the 6/20/07 option grant was 6/20/07. Mr. Smith received these shares for Board of Director service. Upon termination as a Director of the Company after Mr. Smith has served more than five years on the Board, the unexercised portion of the 15,000 options shall be exercisable through the original term of the option. Upon termination as a Director of the Company before Mr. Smith has served more than five years on the Board of Directors, the unexercised portion of the options shall be exercisable for a period of one year after termination. Upon a change in control and upon Mr. Smith’s termination for any reason other than cause after a change in control, any and all outstanding options will remain exercisable throughout their entire term.
(6)	The vesting dates for the 12/2/04 option grant were 11/17/05 and 11/17/06. Mr. Smith’s options are exercisable as long as he remains as a member of the Board of Directors or until the option expiration date, whichever is earlier. Upon a change in control and upon Mr. Smith’s termination for any reason other than cause after a change in control, any and all outstanding options will remain exercisable throughout their entire term.
(7)	The vesting date for the 2/17/05 option grant was 10/26/05. Resale restrictions have lapsed and the option is exercisable as long as Mr. Smith remains as a member of the Board of Directors or until the option expiration date, whichever is earlier. Upon a change in control and upon Mr. Smith’s termination for any reason other than cause after a change in control, any and all outstanding options will remain exercisable throughout their entire term.
(8)	The vesting date for the 4/30/04 option grant was 4/30/04.
(9)	The vesting date for the 5/5/05 option grant was 10/26/05. Resale restrictions apply until normal vesting dates of 5/5/06, 5/5/07 and 5/5/08. Notwithstanding the foregoing, in the event employment or service with the Company is terminated for any reason or upon the occurrence of a change in control, 100% of the shares subject to the options shall become free from the resale restrictions. Upon the occurrence of a change in control, 100% of the shares subject to the options shall become free from the resale restrictions.
(10)	The vesting dates for the 12/10/03 option grant were 12/10/04, 12/10/05 and 12/10/06.
(11)	The vesting dates for the 9/16/03 option grant were 9/16/04, 9/16/05 and 9/16/06.
(12)	The vesting dates for the 9/10/02 option grant were 9/10/03, 9/10/04 and 9/10/05.
(13)	The vesting dates for the 3/14/02 option grant were 3/14/03, 3/14/04 and 3/14/05.
(14)	The vesting dates for the 9/18/01 option grant were 9/18/02, 9/18/03 and 9/18/04.
(15)	The vesting dates for the 12/5/00 option grant were 12/5/01, 12/5/02 and 12/5/03.
(16)	The vesting dates for the 9/13/00 option grant were 9/13/01, 9/13/02 and 9/13/03.
(17)	The vesting dates for the 12/23/99 option grant were 12/23/00, 12/23/01 and 12/23/02.
(18)	The vesting dates for the 9/17/99 option grant were 9/17/00, 9/17/01 and 9/17/02.
(19)	The vesting dates for the 12/10/98 option grant were 12/10/99, 12/10/00 and 12/10/01.
(20)	The vesting dates for the 9/22/98 option grant were 9/22/99, 9/22/00 and 9/22/01.
(21)	The vesting dates for the 4/16/07 option grant are 4/16/08, 4/16/09, 4/16/10 and 4/16/11. Upon a change in control and upon Mr. Riera’s termination for any reason other than cause after a change in control any and all outstanding options will become immediately exercisable and will remain exercisable throughout their entire term.
(22)	The vesting dates for the 4/16/07 stock grant are 4/16/08, 4/16/09, 4/16/10 and 4/16/11. All unvested awards shall vest if the Company terminates Mr. Riera’s employment without "Cause" or Mr. Riera terminates employment for "Good Reason" within 24 months following a "Change in Control" (as each term is defined in Mr. Riera’s employment agreement with the Company)
(23)	Market value calculated using the closing stock price on October 31, 2007 of $4.34.

OPTION EXERCISES AND STOCK VESTED

     There were no option exercises during the year ended October 31, 2007. Stock vested during 2007 was as follows:

Stock Awards
Number of Shares
	Acquired on	Value Realized on
Name	Vesting (#)	Vesting ($)
Michael A. Morache	-	$-
Robert J. Rueckl	-	-
Laurence L. Betterley	-	-
David W. Smith (1)	1,000	4,570
James T. Lynn	-	-
David H. LePage	-	-
Vincent Riera	-	$-

(1)	Mr. Smith did not participate in any employee incentive plans during the year. Mr. Smith received 1,000 shares of restricted stock upon becoming a non-employee Director of the Company in June 2007. The full value of the restricted shares is determined by multiplying the number of restricted shares granted by the grant date fair market value of a share of common stock ($4.57). The 1,000 shares of restricted stock were immediately vested, but may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of until the earlier of (i) death, (ii) disability (as determined by the Company), (iii) five years from the date of grant, (iv) retirement from the Board of Directors, (v) resignation from the Board of Directors, or (vi) the occurrence of a change-in-control (as defined in the Plan).

EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL; TERMINATION

     The Company has entered into employment agreements with Mr. Morache, Mr. Rueckl, Mr. Lynn, Mr. LePage and Mr. Riera. Each of the agreements, after its initial term, is subject to an automatic one-year extension, unless terminated prior to that date. All employment agreements are on calendar year renewals.

     Under the employment agreements for the named executive officers, the Company is required to pay severance benefits in connection with certain terminations of employment, including a termination in connection with a change in control of the Company. In addition, some of the named executive officers have stock option agreements that provide for accelerated vesting of awards in connection with certain terminations of employment or a change in control of the Company. See footnotes to the “Outstanding Equity Awards at 2007 Year-End” table for specific detail.

     As disclosed in a Current Report on Form 8-K filed on January 16, 2007, Laurence L. Betterley resigned his position as Senior Vice President and Chief Financial Officer of the Company. In connection with the resignation, the Company and Mr. Betterley entered into a Resignation Agreement and General Release. A summary of the benefits that Mr. Betterley received includes:

  A severance payment equivalent to one year of his current salary;
  continued group medical, dental and life coverage for up to 18 months;
  outplacement assistance directly paid by the Company; and
  continuation of the Directors’ and Officers’ Insurance coverage for five years from his resignation date.

     Mr. Betterley’s specific payouts received during 2007 are included in the “Summary Compensation Table”.

Potential Payments upon Termination

Death or Disability
     Upon termination by reason of death or disability, the named executive officer shall be entitled only to accrued but unpaid salary through the date of termination, together with any other benefit or payment provided under the Company’s plans, policies or programs in accordance with their terms.

Cause or Without Good Reason
     The Company may terminate the agreement and the executive’s employment for cause (as defined in the employment agreements) upon ten day’s prior written notice to the executive. The executive may terminate their agreement and his employment without good reason (as defined in the employment agreements) upon thirty days’ prior written notice to the Company. Upon termination for cause or without good reason, the executive shall be entitled only to their accrued benefits.

Good Reason or Without Cause
     The Company may terminate the agreement and the executive’s employment without cause upon thirty days’ prior written notice to Executive. The executive may terminate his employment for good reason upon thirty days’ prior written notice to the Company. Upon termination for good reason or without cause, the executive shall be entitled to their respective benefits as outlined in the table below.

Conditions
     The named executive officer’s severance benefits are conditioned upon the execution of a release of claims in favor of the Company, the return to the Company of all policy and procedure manuals, records, notes, data, memoranda, and reports of any nature (including computerized and electronically stored information) which are in the executive’s possession and/or control that relate to (i) the confidential business information of the Company or any of its subsidiaries, (ii) the business activities or facilities of the Company or its past, present, or prospective clients, and the affirmation of certain non-disclosure and non-solicitation restrictive covenants with respect to our confidential business information, including proprietary information, intellectual property, trade secrets, customers (one year non-solicit) and employees (one year non-solicit). In addition, the named executive officers may not compete with the Company for a period of one year after the date of termination.

Right of Recapture
     In the event the Company determines that, within one year after termination of the agreement and the executive’s employment, prior to termination he engaged in any activity which would have constituted a basis for termination by the Company for cause while employed by the Company or if the executive breaches the restrictive covenants of the agreement, then (i) the Company shall have no further obligations to pay the lump sum severance payment or to continue providing the executive and his spouse and dependents with health and other welfare benefits; (ii) upon written notice to the executive from the Company, the executive shall pay to the Company within ten business days any lump severance payment received by the executive and (iii) if the executive has exercised any stock options granted to him by the Company, the executive shall pay to the Company, within ten business days after written notice from the Company, the difference between (A) the aggregate fair market value on the date (or dates) of exercise of the shares subject to stock options which were exercised by the executive on or after the date which is one year prior to the executive’s termination of employment and (B) the aggregate exercise price of such stock options.

Right to Exercise
     Options expire on the date determined by the Board of Directors but no later than ten years from the grant date. Options granted on 3/14/02 and after expire on their eight year anniversary, subject to early forfeiture in the event of termination of employment.

     Under the 1997 Stock Incentive Plan and the 2000 Stock Incentive Plan, employees (or their beneficiaries) generally have (i) 90 days to exercise any vested stock options if their termination is voluntary, involuntary (other than for cause in which all options are forfeited immediately) or on account of retirement as defined in the respective plans or award agreements and (ii) twelve months if their termination is on account of disability or death. If the employee dies during the one year period following termination of employment by reason of disability or retirement on or after age 62 after a minimum of three years of employment, or during the 90 day period following the termination of employment for any other reason other than for cause, the option to the extent it was exercisable on the date of death may be exercised by the employee’s executor, administrator or legal representative for a period of one year from the date of such death or until the expiration of the term of the option, whichever period is shorter.

     Under the 2002 Stock Plan and the 2006 Stock Incentive Plan, employees (or their beneficiaries) generally have (i) 90 days to exercise any vested stock options if their termination is voluntary or involuntary (other than for cause in which all options are forfeited immediately), (ii) 36 months to exercise any vested stock options if their termination is on account of retirement as defined in the respective plans, award agreements or employment agreements, and (ii) twelve months if their termination is on account of disability or death.

     Certain option grants vest upon a change in control of the Company. All unvested awards made on or before March 3, 2005 under the 2002 Stock Plan and the 2006 Stock Incentive Plan will immediately vest upon a change in control and be exercisable throughout the entire term of the award; and any restriction periods or other restrictions imposed on restricted stock, will lapse. For all grants made subsequent to March 3, 2005, only certain outstanding options and restricted stock have change in control provisions. The options and restricted stock awards and the applicable change in control provisions are reported in the "Outstanding Equity Awards at 2007 Year-End" table and footnotes above.

Potential Payments upon Change in Control

     A change in control as defined in the employment agreements includes any of the following events:

  The replacement of a majority of our directors;
  The acquisition of 50% or more of our voting securities by any non-participant of the Company’s Stock Incentive Plan;
  The consummation of any merger or business combination that requires the approval of the Company’s stockholders;
  The complete liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets; or
  The occurrence of any other event that the Board determines constitutes a change in control.

     In the event of a change in control the employment agreement term is automatically extended for two years from the date of the change in control. Each of the named executive officers will: (a) receive an annual salary as stated in their individual agreement, (b) be eligible for annual cash bonus compensation based on bonus amounts and performance criteria determined by our Board of Directors, (c) be eligible for stock option and restricted stock grants in accordance with our stock option plan and at the discretion of the Board, and (d) be eligible for other employee benefit plans and programs similar to those available to our other senior executives, excluding our Chief Executive Officer.

     The following table estimates the incremental value of amounts that would be payable to the named executive officers in each of the specified circumstances on October 31, 2007, based on the per share closing market price of our common stock on October 31, 2007 (the last trading day of 2007) of $4.34.

		Termination by the		Change in Control -		Change in Control - Termination by
		Company Without		No Termination of		the Company Without Cause or by
Payments		Cause or by the NEO		Employment for 2		the NEO for Good Reason Less than
and Benefits	Name	for Good Reason		Years		2 Years after CIC
Severance
	Michael A. Morache	800,000	(3)	800,000	(3)	1,200,000	(4)
	Robert J. Rueckl	215,000	(5)	215,000	(5)	215,000	(5)
	Laurence L. Betterley (1)	-		-		-
	David W. Smith (2)	-		-		-
	James T. Lynn	243,808	(5)	243,808	(5)	243,808	(5)
	David H. LePage	231,018	(5)	231,018	(5)	231,018	(5)
	Vincent Riera	300,000	(5)	300,000	(5)	300,000	(5)
Non-Equity based Incentive Compensation (6)
	Michael A. Morache	-		175,000		175,000
	Robert J. Rueckl	-		75,870		75,870
	Laurence L. Betterley (1)	-		-		-
	David W. Smith (2)	-		-		-
	James T. Lynn	-		93,336		93,336
	David H. LePage	-		73,361		73,361
	Vincent Riera	54,000		54,000		54,000
Benefits and Perquisites
	Michael A. Morache	2,604	(7)	-		2,604	(7)
	Robert J. Rueckl	1,260	(8)	-		1,260	(8)
	Laurence L. Betterley (1)	-		-		-
	David W. Smith (2)	-		-		-
	James T. Lynn	952	(8)	-		952	(8)
	David H. LePage	952	(8)	-		952	(8)
	Vincent Riera	952	(8)	-		952	(8)
Accelerated Vesting on Unvested Options/Restricted Stock
	Michael A. Morache	-		-		-
	Robert J. Rueckl	-		-		-
	Laurence L. Betterley (1)	-		-		-
	David W. Smith (2)	-		-		-
	James T. Lynn	-		-		-
	David H. LePage	-		-		-
	Vincent Riera	78,120	(9)	-		78,120	(9)
Totals
	Michael A. Morache	802,604		975,000		1,377,604
	Robert J. Rueckl	216,260		290,870		292,130
	Laurence L. Betterley (1)	-		-		-
	David W. Smith (2)	-		-		-
	James T. Lynn	244,760		337,144		338,096
	David H. LePage	231,970		304,379		305,331
	Vincent Riera	433,072		354,000		433,072

(1)	Mr. Betterley resigned his position on January 16, 2007.
(2)	Mr. Smith resigned his position as an employee of the Company on May 31, 2007.
(3)

If Mr. Morache’s employment terminates by the Company without cause or by Mr. Morache for good reason or if Mr. Morache continues employment for two years from the date of a change in control, he will receive two times his base salary to be paid in a lump sum within 10 business days following termination or two years from date of change in control respectively.

(4)

In the event of a change in control, Mr. Morache will receive three times his annual salary if he terminates his employment for good reason or the Company terminates his employment without cause less than two years after the change in control, to be paid in a lump sum within 10 business days following termination.

(5)

If a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason or if a named executive officer continues employment for two years from the date of the change in control, the named executive officer will receive one times his base salary to be paid in a lump sum within 10 business days following termination or two years from date of change in control respectively.

(6)

EIP was not paid in 2007. Mr. Morache, Mr. Rueckl, Mr. Lynn and Mr. LePage’s amounts relate to retention bonuses. See “Retention Bonus” section above. Mr. Riera’s bonus compensation was awarded for successfully completing certain organizational objectives by specified deadlines.

(7)

Named executive officers are entitled to continuation of health and other welfare benefits (including life, accident and disability benefits) to the executive and his spouse and dependents under the Benefit Plans in which they participated on the date of the executive’s termination, for twenty-four (24) months in the case of Mr. Morache, and twelve (12) months in the case of all other named executives following the date of the executive’s termination on substantially the same terms and conditions (including contributions by the executive) as in effect immediately prior to the executive’s termination. To the extent that the health and other welfare benefits cannot be provided after termination of employment under applicable law or the terms of the Benefit Plans then in effect (and cannot be provided through the Company’s paying the applicable premium for the executive under COBRA), the Company shall pay to the executive such amount as is necessary to provide the executive, on an after-tax basis, with an amount equal to the cost of acquiring, for the executive and his spouse and dependents, (on a non-group basis) those health and other welfare benefits that would otherwise be lost to the executive and his spouse and dependents as a result of the executive’s termination.

(8)

Upon the named executive officer’s termination for any reason other than cause after a change in control, all outstanding stock options will become immediately exercisable, and will remain exercisable throughout their entire term. Currently all options held by these individuals have prices that are more than the ending stock price on October 31, 2007 ($4.34).

(9)

Upon the Company terminating Mr. Riera without cause or Mr. Riera terminating his employment for good reason within 24 months of a change in control, all outstanding restricted stock will become immediately vested and all restrictions will lapse. Mr. Riera was granted 18,000 shares of restricted stock upon his hire.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     David W. Smith was the Executive Chairman of the Board until May 31, 2007. At that time the Company entered into an agreement with Mr. Smith to provide consulting services to the Company. Under the agreement, Mr. Smith may provide the Company up to 50 days of consulting services at a rate of $3,000 per day, plus expenses, through June 20, 2008. As of December 31, 2007, Mr. Smith provided 14 days of consulting to the Company for a total fee of $42,000. This fee was in addition to the compensation earned for his services as a Director.

     During 2007, the Company was not involved in any transactions in which any of the executive officers, non-employee directors, director nominees, greater than five percent stockholders or any immediate family members of each of the above persons had a material direct or indirect interest or has been indebted to the Company.

     The Board of Directors has adopted a Policy on Related Person Transactions and a Code of Business Conduct and Ethics (both posted on our website, www.plato.com), which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors. The Policy on Related Person Transactions was adopted to assess whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its stockholders of any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. All transactions subject to the Policy on Related Person Transactions must be approved or ratified by the Nominating & Governance Committee of the Board of Directors (or the full Board). If the transaction involves a Related Person who is a Director or an Immediate Family Member of a Director, such Director may not participate in the deliberations or vote respecting such approval or ratification. The Code of Business Conduct and Ethics describes the Company’s policy on conflicts of interest. The Board of Directors has also adopted a Code of Ethics for Certain Financial Employees. The Audit Committee is responsible for monitoring compliance with the Code of Business Conduct and Ethics and the Code of Ethics for Certain Financial Employees. Outside counsel and management periodically reports the Company’s compliance efforts to the Audit Committee. In addition, the Company requires all sales management and any account managers that handle transactions greater than $1.0 million to sign a letter representing they have provided the Company with all customer contract information, that no side agreements exist, and that certain circumstances that would prohibit revenue recognition do not exist. The executive officers and the Board of Directors are also required to complete a questionnaire on an annual basis, which requires them to disclose any related person transactions and conflicts of interest.

OTHER INFORMATION

     The Board of Directors knows of no other matters that may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

STOCKHOLDER COMMUNICATION WITH THE BOARD

     We do not have a formal procedure for stockholder communication with our Board of Directors. In general, our Directors and Executive Officers are easily accessible by telephone, postal mail or electronic mail. Any matter intended for the Board, or for any individual member or members of the Board, can be directed to our Chief Executive Officer or Chief Financial Officer with a request to forward the same to the intended recipient. Alternatively, stockholders can direct correspondence to the Board, or any of its members, in care of the Company at the Company address. All such communications will be forwarded to the intended recipient unopened.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

     The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules. Our annual meeting for the fiscal year ending October 31, 2008, is expected to be held on or about March 26, 2009, and proxy materials in connection with that meeting are expected to be mailed on or about February 13, 2009. Except as indicated below, to be included in next year’s proxy materials, stockholder proposals prepared in accordance with the proxy rules and our bylaws must be received by us on or after September 18, 2008 and on or before October 18, 2008. Additionally, our bylaws establish an advance notice procedure with regard to nominations by stockholders of candidates for election as directors. In order to be brought before our Annual Meeting, notice of a stockholder proposal for the nomination by stockholders of candidates for election as directors must be received by us after December 26, 2008 and on or before January 25, 2009, or such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors for its 2009 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.

BY THE ORDER OF THE BOARD OF DIRECTORS,

/s/ Steven R. Schuster
Steven R. Schuster
Corporate Secretary

PLATO LEARNING, INC. ATTN: INVESTOR RELATIONS 10801 NESBITT AVENUE SOUTH BLOOMINGTON, MN 55437

VOTE BY INTERNET - www.proxyvote.com
To vote by Internet, please access the website, www.proxyvote.com. Have your proxy card in hand when you access the web site and follow the instructions. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (ET) on March 26, 2008.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by PLATO Learning, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
To vote by touch tone telephone, please call 1-800-690-6903. Please have your proxy card in hand when you call and then follow the instructions. You may vote by telephone at any time until 11:59 p.m. (ET) on March 26, 2008.

VOTE BY MAIL
To vote by mail, please mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to PLATO Learning, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or telephone please do not mail your Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PLTLR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PLATO LEARNING, INC.
	The Board of Directors Recommends a Vote FOR Items 1 and 2. Vote On Directors						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	1.	Election of Class III Directors Nominees:
		01) Joseph E. Duffy 02) Michael A. Morache 03) Robert S. Peterkin					☐	☐	☐

Vote On Proposals											For	Against	Abstain
2.	Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2008.										☐	☐	☐

In their discretion upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

If you vote by telephone or Internet, please do not mail your Proxy Card.

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing proxy.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)			Date

PLATO Learning, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, March 27, 2008
2:30 p.m.

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 27, 2008.

The shares of stock owned in the account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Michael A. Morache, and/or Robert J. Rueckl, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.